Exhibit 10.12

July 24, 2021

Matt Roberts

Employment Offer – Chief Executive Officer

Dear Matt,

Previously, you and Vacasa LLC (the “Company”) entered into an offer letter agreement dated June 12, 2020 (the “Prior Letter”) that set forth certain terms of your employment as Chief Executive Officer of the Company. This letter outlines the updated terms of your employment with the Company and amends and supersedes your Prior Letter.

Title and Term: You will continue to be employed as Chief Executive Officer of Vacasa LLC, reporting to the Vacasa Holdings LLC Board of Managers (the “Board”). Your employment hereunder will continue until either the Company or you provide thirty (30) days written notice (the “Notice Period”) to the other to terminate the employment relationship or, if sooner, until your death or termination due to your total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

Location of Position: Your position is primarily located in Portland, Oregon. The Company understands that you will remain a resident of California, and, following the COVID -19 pandemic when the Portland office is again open for business, you will travel to Portland on a weekly or biweekly basis as necessary to perform your duties and responsibilities as Chief Executive Officer. The Company will pay or otherwise reimburse you for reasonable costs for flights to and from the Bay Area and Portland. You will be provided Company accommodations and the Company will reimburse you for standard living expenses for the time spent in Portland in the performance of your duties and responsibilities hereunder. All reimbursement requests made pursuant to this section are subject to the Company’s reimbursement policy, including appropriate substantiation for any such requests. To the extent deemed taxable to you, all payments and reimbursements pursuant to this section will be grossed up for applicable taxes using such methodology as is reasonably and in good faith determined by the Company.

At-Will Employment: The Company is an at-will employer. This means that you may terminate your employment with the Company at any time and for any reason whatsoever, with or without cause or advance notice other than the Notice Period. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice other than the Notice Period. The at-will employment relationship cannot be changed except in a writing signed by the person or persons specified in the paragraph below titled “Additional Provisions.” Upon termination, you will be paid any earned but unpaid compensation for which you are eligible.

Salary: You will continue to be paid a base salary at the rate of $500,000 per annum (the “Base Salary”), which will be paid in accordance with Company payroll practices and subject to applicable deductions and withholdings.

Annual Bonus Opportunity: You will also be eligible for an annual bonus of up to 100% of your then-current Base Salary, subject to meeting certain performance criteria as will be set by the Board in its discretion. Any bonus that may become payable to you will be paid no later than March 15 of the calendar year to which the performance relates.

Benefits: You will continue to be eligible to participate in the Company’s benefit plans, programs and arrangements in accordance with their terms, including applicable eligibility requirements. The Company currently offers the following benefits: i) medical insurance; ii) dental insurance; iii) vision insurance; iv) eligibility to participate in the Company 401(k) plan; and v) standard holiday pay.  You will also be eligible to take time off in accordance with the Company’s non-accrued vacation policy, and for paid sick leave in accordance with Company policy and applicable law.   All benefits are subject to change and the full terms and conditions applicable to your eligibility for benefits are set forth in the benefit plan documents or the Employee Handbook.  If this description of benefits differs from the terms and conditions set forth in the plan documents or the Handbook, the plan documents or Handbook will control.

Profits Interest: On June 8, 2020, the Company granted you a profits interest in Vacasa Employee Holdings LLC (“Management HoldCo”) for 18,399,400 Employee Equity Units (as defined in the Management HoldCo’s Limited Liability Company Agreement, as may be amended from time to time (the “Management HoldCo Operating Agreement”)) providing you an opportunity to receive a share in future Company profits and appreciation in excess of a specified grant-date participation threshold value (the “CEO Profits Interest Grant,” and the agreement between you and Management HoldCo evidencing such grant, the “PI Agreement”). The CEO Profits Interest Grant remains subject to the terms and conditions of the Management HoldCo Operating Agreement and the PI Agreement, including possible vesting acceleration in connection with your termination of employment.

Potential Termination Payments and Benefits: You will be eligible for the severance and change in control benefits set forth in the Change in Control and Retention Agreement attached hereto as Exhibit A (the “Retention Agreement”), subject to the terms and conditions thereof.

Notice Period and Vesting Cessation: During the Notice Period, the Company, in its sole discretion, may require that you do not report to work but remain available to perform any transition duties reasonably requested by the Company, provided that, in such case, the Company nonetheless will continue to pay you your then-current Base Salary for the duration of the Notice Period. In the event that (I) either (a) your employment is terminated by the Company for Cause (as defined in the Retention Agreement), or (b) your employment is terminated by you without Good Reason (as defined in the Retention Agreement), the vesting of any then outstanding CEO Profits Interest Grant or other profits interest or awards covering equity securities of Management HoldCo, referred to herein, together with any equity securities or awards into which they are converted “Equity Awards”) will cease as of the first (1st) day of the Notice Period, (II) your employment is terminated due to your death or your Disability, the vesting of any then outstanding Equity Awards will cease as of date of such termination, or (III) either (a) your employment is terminated by the Company without Cause or (b) your employment is terminated by you for Good Reason, the vesting of any then outstanding Equity Awards will cease as of the last date of the Notice Period (each such date on which vesting ceases in any of clauses (I) through (III), as applicable, the “Vesting Cessation Date”), and, following the Vesting Cessation Date, except as otherwise provided in Section 3(b) of the Retention Agreement, you no longer will be eligible to vest in any remaining, unvested portion of any then outstanding Equity Awards, including without limitation that you will not be eligible for any vesting acceleration in connection with a Deemed Liquidation Event (as defined in the Third Amended and Restated Limited Liability Company Agreement of Vacasa Holdings LLC) (or other similar transaction of the Company or Vacasa Holdings LLC) that occurs after the Vesting Cessation Date. The Vesting Cessation Date may be modified, amended or superseded only in a written agreement, in accordance with the procedures set forth below under “Additional Provisions,” that specifically references this provision in this letter agreement.

Section 409A: The parties agree that this letter agreement will be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this letter agreement and other documents and arrangements referenced herein will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company, Vacasa Holdings LLC or any of their respective subsidiaries or successors (the “Company Group”) or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns of such company have any liability, responsibility or obligation to indemnify or reimburse you or to hold you harmless for any additional tax, interest or penalties that may be imposed on you as a result of the application Code Section 409A or any damages for failing to comply with Code Section 409A.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits incurred during your employment, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

To the extent necessary to comply with Section 409A, references to the termination of your employment or similar terms will be considered references to your separation from service within the meaning of Code Section 409A. The Company reserves the right to amend this letter agreement as it considers necessary or advisable, in its sole discretion and without your consent, to comply with any provision required to avoid the imposition of the additional tax imposed under Code Section 409A or to otherwise avoid income recognition under Code Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulations Section 1.409A-2(b)(2).

Company Policies and Conflicts: As a Company employee, you are expected to abide by the Company’s rules and standards. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Agreement Regarding Confidential Information and Invention Assignment: You will remain subject to the terms and conditions of your Agreement Regarding Confidential Information and Invention Assignment dated February 21, 2020, entered into between you and the Company (“PIIA”).

Dispute Resolution Agreement: You will remain subject to the terms and conditions of your Dispute Resolution Agreement dated February 21, 2020 (“DR Agreement”), entered into between you and the Company.

Additional Provisions: To agree to the terms and conditions of this letter agreement, please sign and date this letter agreement in the space provided below. This letter agreement, along with the PIIA, DR Agreement, Retention Agreement and agreements relating to the CEO Profits Interest Grant, set forth the terms of your employment with the Company and supersede any prior representations or agreements regarding the same, including, but not limited to, the Prior Letter and any previous representations made, whether written or oral. Except to the limited extent specified under the section above titled “Section 409A,” this letter agreement may not be modified or amended except by a written agreement signed by the Chair of the Board and you.

(signature page follows)

Sincerely,

/s/ Joerg Adams	/s/ Jeff Parks	/s/ Ben Levin
Joerg Adams Board Member Vacasa Holdings LLC	Jeff Parks Board Member Vacasa Holdings LLC	Ben Levin Board Member Vacasa Holdings LLC

/s/ Ryan Bone
Ryan Bone Board Member Vacasa Holdings LLC

Agreed and Accepted:

/s/ Matt Roberts	July 24, 2021
Signature – Matt Roberts	Date

EXHIBIT A

Change in Control and Retention Agreement

(attached)